Exhibit 99.1

Red Rock Resorts Announces Second Quarter 2019 Results

LAS VEGAS, Aug. 6, 2019 /PRNewswire/ -- Red Rock Resorts, Inc. ("Red Rock Resorts", "we" or the "Company") (NASDAQ: RRR) today reported financial results for the second quarter ended June 30, 2019.

Net revenues were $482.9 million for the second quarter of 2019, an increase of 16.0%, or $66.7 million, from $416.2 million for the same period of 2018. The increase in net revenues was primarily due to the redevelopment projects at Palace Station Hotel & Casino and the Palms Casino Resort (the "Palms").

Net loss was $7.1 million for the second quarter of 2019, a decrease of $106.2 million, from net income of $99.1 million for the same period of 2018. The decrease in net income was primarily due to a decrease in the fair value of derivative instruments and a prior year gain associated with the extinguishment of a tax receivable liability.

Adjusted EBITDA(1) was $115.2 million for the second quarter of 2019, a decrease of 7.6%, or $9.4 million, from $124.6 million in the same period of 2018. The decrease in Adjusted EBITDA was primarily due to one-time expenses relating to the Palms grand reopening weekend in April 2019 and the property's national branding and marketing campaign.

Las Vegas Operations

Net revenues from Las Vegas operations were $457.8 million for the second quarter of 2019, an increase of 16.3%, or $64.1 million, from $393.7 million in the same period of 2018. Adjusted EBITDA from Las Vegas operations was $101.7 million for the second quarter of 2019, a decrease of 9.7%, or $10.9 million, from $112.6 million in the same period of 2018.

Native American Management

Adjusted EBITDA from Native American operations was $22.0 million for the second quarter of 2019, an increase of 10.9% from $19.8 million in the same period of 2018 due to increased management fees generated under the Graton Resort management agreement.

Palms Redevelopment Update

The Palms redevelopment project remains on schedule and the budget remains unchanged. With the exception of the Michelin-starred dim sum restaurant Tim Ho Wan (which is expected to be complete by the end of the third quarter of 2019), the project is now complete. As of June 30, 2019, the Company has incurred approximately $657 million in costs against the $690 million project.

Balance Sheet Highlights

The Company's cash and cash equivalents at June 30, 2019 were $100.2 million and total principal amount of debt outstanding at the end of the second quarter was $3.0 billion. The Company's debt to Adjusted EBITDA and interest coverage ratios were 5.6x and 4.0x, respectively.

Quarterly Dividend

The Company's Board of Directors has declared a cash dividend of $0.10 per Class A common share for the second quarter of 2019. The dividend will be payable on September 27, 2019 to all stockholders of record as of the close of business on September 13, 2019.

Prior to the payment of such dividend, Station Holdco LLC ("Station Holdco") will make a cash distribution to all unit holders of record, including the Company, of $0.10 per unit for a total distribution of approximately $11.7 million, approximately $7.0 million of which is expected to be distributed to the Company and approximately $4.7 million of which is expected to be distributed to the other unit holders of record of Station Holdco.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and include a question and answer session. Those interested in participating in the call should dial (888) 317-6003, or (412) 317-6061 for international callers, approximately 15 minutes before the call start time. Please use the passcode: 7983473. A replay of the call will be available from today through August 13, 2019 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

(1) Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to net income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations. Adjusted EBITDA includes net (loss) income plus depreciation and amortization, share-based compensation, write-downs and other charges, net, including Palms redevelopment and preopening expenses, tax receivable agreement liability adjustment, interest expense, net, loss on modification of debt, change in fair value of derivative instruments, (benefit) provision for income tax and other.

Company Information and Forward Looking Statements

Red Rock Resorts owns a majority indirect equity interest in and manages Station Casinos LLC ("Station Casinos"). Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos' properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley's Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station Casinos is the manager of Graton Resort & Casino in northern California.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the effects of the economy and business conditions on consumer spending and our business; competition, including the risk that new gaming licenses or gaming activities are approved; our substantial outstanding indebtedness and the effect of our significant debt service requirements; our ability to refinance our outstanding indebtedness and obtain necessary capital; the impact of extensive regulation; risks associated with changes to applicable gaming and tax laws; risks associated with development, construction and management of new projects or the redevelopment or expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

View source version on http://redrockresorts.investorroom.com/:

CONTACT:

Red Rock Resorts
Kevin Schubert
Senior Vice President
(702) 495-3550

Red Rock Resorts, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating revenues:
Casino	$245,268	$232,756	$490,201	$469,003
Food and beverage	137,791	94,632	242,724	185,560
Room	49,311	42,719	97,386	89,349
Other	26,905	24,917	52,827	47,473
Management fees	23,593	21,164	46,752	45,842
Net revenues	482,868	416,188	929,890	837,227
Operating costs and expenses:
Casino	87,716	80,396	170,656	159,354
Food and beverage	140,155	85,114	232,391	165,223
Room	20,559	19,431	40,755	39,531
Other	13,674	12,109	25,533	20,895
Selling, general and administrative	110,602	98,071	209,667	193,180
Depreciation and amortization	55,835	45,992	106,688	89,156
Write-downs and other charges, net	8,846	10,786	32,574	14,631
Tax receivable agreement liability adjustment	-	(73,502)	-	(90,375)
	437,387	278,397	818,264	591,595
Operating income	45,481	137,791	111,626	245,632
Earnings from joint ventures	521	499	1,026	1,107
Operating income and earnings from joint ventures	46,002	138,290	112,652	246,739

Other (expense) income:
Interest expense, net	(40,981)	(31,598)	(78,419)	(62,709)
Loss on modification of debt	-	-	(302)	-
Change in fair value of derivative instruments	(12,958)	7,321	(19,596)	23,124
Other	(83)	(66)	(152)	(221)
	(54,022)	(24,343)	(98,469)	(39,806)
(Loss) income before income tax	(8,020)	113,947	14,183	206,933
Benefit (provision) for income tax	953	(14,845)	(966)	(25,701)
Net (loss) income	(7,067)	99,102	13,217	181,232
Less: net (loss) income attributable to noncontrolling interests	(3,221)	16,367	5,740	47,317
Net (loss) income attributable to Red Rock Resorts, Inc.	$ (3,846)	$ 82,735	$ 7,477	$133,915

(Loss) earnings per common share:
(Loss) earnings per share of Class A common stock, basic	$ (0.06)	$ 1.20	$ 0.11	$ 1.94
(Loss) earnings per share of Class A common stock, diluted	$ (0.06)	$ 0.82	$ 0.10	$ 1.46

Weighted-average common shares outstanding:
Basic	69,556	69,124	69,477	68,962
Diluted	69,556	117,002	116,715	116,973

Dividends declared per common share	$ 0.10	$ 0.10	$ 0.20	$ 0.20

Red Rock Resorts, Inc.
Segment Information and Reconciliation of Net (Loss) Income to Adjusted EBITDA
(amounts in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net revenues
Las Vegas operations	$457,753	$393,682	$880,123	$788,852
Native American management	23,452	21,020	46,448	45,525
Reportable segment net revenues	481,205	414,702	926,571	834,377
Corporate and other	1,663	1,486	3,319	2,850
Net revenues	$482,868	$416,188	$929,890	$837,227

Net (loss) income	$ (7,067)	$ 99,102	$ 13,217	$181,232
Adjustments
Depreciation and amortization	55,835	45,992	106,688	89,156
Share-based compensation	4,532	3,103	8,385	5,557
Write-downs and other charges, net	8,846	10,786	32,574	14,631
Tax receivable agreement liability adjustment	-	(73,502)	-	(90,375)
Interest expense, net	40,981	31,598	78,419	62,709
Loss on modification of debt	-	-	302	-
Change in fair value of derivative instruments	12,958	(7,321)	19,596	(23,124)
(Benefit) provision for income tax	(953)	14,845	966	25,701
Other	83	41	152	(766)
Adjusted EBITDA	$115,215	$124,644	$260,299	$264,721

Adjusted EBITDA
Las Vegas operations	$101,692	$112,589	$232,170	$238,466
Native American management	21,950	19,790	43,426	41,884
Reportable segment Adjusted EBITDA	123,642	132,379	275,596	280,350
Corporate and other	(8,427)	(7,735)	(15,297)	(15,629)
Adjusted EBITDA	$115,215	$124,644	$260,299	$264,721